AT RISK COMPENSATION PLAN
STOCK UNIT AWARDS
AWARD AGREEMENT
(OFFICER)

Name of Grantee: _______________                            No. of Units:__________
Date of Grant: January 1, 2015

------------------- (“Grantee”) is hereby granted on January 1, 2015 (the “Grant Date”) under Section 7.4 of the Vectren Corporation At-Risk Compensation Plan (the “Plan”) a grant of ________ Stock Unit Awards on the following terms and conditions:
1.    Restriction.
(A) Value of the Stock Unit Award. Subject to approval by the Compensation and Benefits committee (Committee) of the Board of Directors (Board) of Vectren Corporation (Company) and the terms of the Plan and this Agreement, as of the date of the lifting of the restrictions by the Committee, the Grantee shall be paid, for each Stock Unit Award earned, in cash, the value of one share of Common Stock determined by calculating the average of the closing price of the Common Stock on the New York Stock Exchange for the three consecutive trading days immediately preceding ten days before the Committee certifies the results with respect to this grant, which will be after fiscal year 2017 and is expected to be no later than March 31, 2018, or if the lifting of restrictions occurs prior to that date of Committee certification, the Fair Market Value of one share of Common Stock on the date the restrictions lapse; provided, however, if the restrictions are being lifted after fiscal year 2017, and the Grantee is not then in compliance with the share ownership guidelines established by the Company’s Board, at that time the value of each Stock Unit Award shall be paid to the Grantee in one unrestricted share of the Company’s common stock (or in one phantom unit of the Company’s common stock if the Grantee has previously made an election to defer the Stock Unit Award in the Non-Qualified Deferred Compensation Plan). The determination of compliance will be made by valuing the Grantee’s ownership interest by averaging the high and low prices of a share of the Company’s common stock during the month preceding the month during which the restrictions are lifted and comparing the resulting amount of ownership interest against the then applicable share ownership guideline. The Committee will certify the results no later than thirty days after the finalization of the Company’s fiscal 2017 earnings and payment hereunder (in cash or in stock) will occur no later than thirty days after the Committee’s certification.

(B)
Restricted Period. Except as otherwise provided pursuant to or in accordance with the terms and provisions of this Agreement or the Plan, the Stock Unit Awards shall not be sold, exchanged, assigned, transferred or permitted to be transferred, voluntarily, involuntarily, or by operation of law, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, and shall not vest, during the “Restricted Period,” which shall, with respect to each Stock Unit Award commence on the Grant Date and, except as otherwise provided in this Agreement or the Plan, end on the date the Committee lifts the restrictions.

(i)
Final Measurement of the Stock Unit Award. Except as provided in this Agreement or the Plan, including Section 7.4(b)(i) and Article X, the lifting of the transferability restrictions and the forfeiture provisions and vesting shall be dependent on (1) the shareholder value performance (as measured by total shareholder return or TSR) of the underlying Stock during the TSR Measuring Period (January 1, 2015 through December 31, 2017), (2) the earned return on equity (ROE) of Company for the twelve months ended December 31, 2017 (the ROE Measuring Period) relative to the performance metrics established by the Committee, and (3) the continued employment of the Grantee until the date the Committee lifts the restrictions.

(a) Total Shareholder Return. Fifty percent of the final amount of the Stock Unit Award shall be determined based upon the Company’s TSR performance relative to the TSR of the companies within the peer group established by the Committee and determined in accordance with the rules established by the Committee, all of which are incorporated herein by reference. In addition to the information that is incorporated herein by reference, the TSR performance conditions will operate in the following manner. For the TSR Measuring Period, the shareholder value performance of the Company shall be compared with the shareholder value performance of the group of comparable companies designated by the Committee. TSR performance shall be determined separately for Company and for each company included as part of the group of comparable companies by dividing:

(1)	the difference between
(A)    the sum of (A) the average for each peer group company of the monthly averages of the highest and lowest trading price of the common stock of such company for the last twelve (12) months of the TSR Measuring Period, and (B) any dividends, cash or stock, paid per share with respect to such company's common stock during the TSR Measuring Period, and
(B)    the average for each peer group company of the monthly averages of the highest and lowest trading price of the common stock of such company for the twelve (12) months immediately preceding the TSR Measuring Period, by

(2)
(B) above; provided, however, that if during the period in which shareholder value performance is determined, Company or any of the comparable companies incurs a change in its outstanding shares because of a stock dividend, stock split, merger, consolidation, stock rights plan or exchange of shares or other similar corporate change, the Committee shall appropriately modify the above shareholder value performance determination to reflect such change in capitalization.

Pursuant to the TSR Performance Schedule applicable to this Grant and established by the Committee, depending on how Company performs in relationship to the group of comparable companies with respect to its TSR performance, fifty percent of the Stock Unit Award will be subject to adjustment at the end of the TSR Measuring Period.
(b) Earned Return on Equity. Fifty percent of the final amount of the Stock Unit Award shall be determined based upon the Company’s earned ROE for the twelve months ended December 31, 2017 relative to the metrics established by the Committee and determined in accordance with the rules established by the Committee, all of which are incorporated herein by reference.

(ii)
Lifting of Restrictions. The restrictions applicable to the Stock Unit Awards held by the Grantee at the end of the TSR and ROE Measuring Periods (after the completion of the adjustments in the number of Stock Unit Awards by reason of the computations called for by the (A) the TSR Performance Schedule, and (B) the ROE metrics) (January 1, 2015 through December 31, 2017 is the “Performance Period”) shall be lifted in whole by the Committee on the date the Committee determines performance and certifies the number of Stock Unit Awards (if any) which lifting shall occur after fiscal year 2017 and is expected to be no later than March 31, 2018, and, subject to the terms of this Agreement and the Plan, if the Grantee ceases to be employed by a Participating Company before the restrictions are lifted by the Committee on any Stock Unit Awards held by him or her, the Stock Unit Awards still subject to restrictions shall be immediately forfeited. Notwithstanding the foregoing, in the event of the Grantee’s Disability or Retirement on or prior to December 31, 2017 the restrictions shall be lifted in whole on December 31, 2017 and payment hereunder (in cash or in stock) will occur in calendar year 2018 and no later than thirty days after the Committee’s certification; provided, however, if such person is a specified employee at his or her separation from service, payment shall not commence earlier than six months after the date of such separation from service or, if earlier, death. In the event of the Grantee’s death on or prior to December 31, 2017 the restrictions shall be lifted in whole on the date of death and payment shall be made to the grantee no later than 2 and ½ months after the end of the calendar year in which death occurred.

(iii)
Continued Service As A Director. If the Grantee (a) whose employment is terminated with a Participating Company for any reason and (b) who is a director of Company immediately prior to the Grantee’s termination of employment continues to serve Company as a director following the Grantee’s termination of employment, the Committee shall have the complete and sole discretion to deem the Grantee’s employment with the Participating Company as continuing for purposes of this grant of Stock Unit Awards for all or a portion of the period in which the Grantee continuously serves as a member of the Board.

(C)	Disability, Death or Retirement. In the event of the Grantee’s death, Disability, or Retirement the following shall apply:

(i)
If such event occurs after the end of the Performance Period but before the end of the Restriction Period, the restrictions on the Stock Unit Awards shall be removed upon certification by the Committee of the Company’s performance under the Total Shareholder Return and Return on Equity metrics applicable to this Grant, and the number of Stock Unit Awards the Grantee shall be entitled to, if any, shall equal the number of Stock Unit Awards, if any, the Grantee would otherwise be entitled to had the individual been an active Participant at the end of the Restriction Period (i.e., as adjusted or forfeited based on the Performance Criteria);

(ii)
In the event of the Grantee’s Disability or Retirement before the Performance Period has ended, the restrictions on the Stock Unit Awards shall be removed upon (a) expiration of the Performance Period, and (b) certification by the Committee of the Company’s performance under the Total Shareholder Return and Return on Equity metrics applicable to this Grant, and the number of Stock Unit Awards the Grantee shall be entitled to, if any, shall equal (i) the number of Stock Unit Awards, if any, the Grantee would otherwise be entitled to had the individual been an active Participant at the end of the Performance Period (i.e., as adjusted or forfeited based on the Performance Criteria) multiplied by (ii) the portion of Performance Period the Grantee was an active Participant hereunder;

(iii)
In the event of the Grantee’s death before the Performance Period has ended, the restrictions on the Stock Unit Awards shall be removed upon the Grantee’s date of death, and the number of Stock Unit Awards the Grantee shall be entitled to, if any, shall equal the number of Stock Unit Awards contingently granted hereunder without any further adjustment; and

(iv)
Notwithstanding the terms of the Plan and any other provision of this Agreement, in the event of the Grantee's Disability or Retirement prior to the end of the Performance Period, the Committee may, but shall not be obligated to, permit the Grantee to receive the number of Stock Unit Awards, if any, that the Grantee would otherwise be entitled to had the Grantee been an active employee at the end of the Performance Period (as adjusted or forfeited based on the Performance Criteria) without any reduction for the time the Grantee was not an active employee during the Performance Period.

2.
Capitalization Changes. Prior to the lifting of restrictions, in the event of a change in the Company’s outstanding shares by reason of a stock dividend, stock split, merger, consolidation, stock rights plan or exchange of shares or other similar corporate change, the Committee shall make appropriate adjustments in the number of Stock Unit Awards granted hereunder.

3.
Dividends. Each time a dividend is paid on the Company's common stock, the amount of the dividend, multiplied by the number of Stock Unit Awards set forth herein, as adjusted by the receipt of additional Stock Unit Awards under this paragraph, shall be divided by the closing price of the Company’s common stock on the dividend payment date and such resulting number shall be added to the number of Stock Unit Awards granted to the Grantee under this Agreement. In cases where the date the award is certified by the Committee is after the end of the Performance Period, after the record date for a dividend and prior to the date the dividend is paid, the value of the payment made will reflect the value of the dividend.

4.
Investment Representation. By executing this Agreement, Grantee represents that the Stock Unit Award is being held in good faith for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, and that any Stock Unit Award Grantee or Grantee’s legal representatives acquire pursuant to this award will be acquired by them in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
5. Clawback Policy. By executing this Agreement and receiving the Grant provided for hereunder Grantee acknowledges that under the Dodd Frank Wall Street Reform and Consumer Protection Act (Act) Company will be obligated to adopt a clawback policy that may require, under certain circumstances, the recoupment of compensation previously paid to designated individuals, including equity based compensation. Grantee further acknowledges that at the time of this Grant there is uncertainty regarding the form of such a required clawback policy and until the federal government provides further guidance in this area Company is not able to adopt its final policy under the Act. Grantee hereby agrees that during the pendency of this Grant if and when Company’s required clawback policy is finalized, to the extent that policy is determined to apply to this Grant, which determination shall be made by the Committee, in their reasonable judgment, at the time the required policy is finalized by the Committee, the provisions of that policy shall be incorporated herein by reference and this Grant shall be subject to that policy as if it was in effect as of the date hereof. Grantee further acknowledges that pending the finalization of that policy, this Grant shall be subject to any interim policy that may be effective during the pendency hereof including the policy adopted on March 2, 2011, as the same may be amended from time to time.

6.
Continued Employment. Nothing in this Agreement shall restrict the right of Vectren Corporation or its affiliates to terminate Grantee’s employment or status as a consultant at any time with or without cause.

7.
The Plan. This grant is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, including the defined terms not otherwise defined herein, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

9.	Withholding. Vectren shall withhold or cause to be withheld all applicable taxes required by law from all amounts paid in satisfaction of the award.

10.
Notices. All notices by the Grantee or his or her assigns to Vectren shall be addressed to Vectren Corporation, One Vectren Square, Evansville, Indiana 47708, Attention: Corporate Secretary, or such other address as Vectren may, from time to time, specify. All notices by Vectren to the Grantee shall be addressed to the Grantee at their current work location at Vectren or, if they are no longer employed by Vectren, at the address on file for the Grantee with the Human Resources department of Vectren.

VECTREN CORPORATION

By:    _________________________________
Its: A Duly Authorized Signatory on behalf of the Compensation and Benefits Committee

Accepted as of the date first above written

______________________________________
Grantee